SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 14, 2002
Date of Report (date of earliest event reported)

SOCKET COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

37400 Central Court
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 744-2700
(Registrant's telephone number, including area code)

Item 5. Other Events

On March 14, 2002, Socket Communications, Inc. ("Socket") issued a press release announcing an agreement with Nokia Corporation ("Nokia") to acquire Nokia's CompactFlash ("CF") Bluetooth Card product line, including the rights to manufacture and distribute a Nokia-designed Bluetooth CF card that uses Nokia-proprietary technology, including base band and RF components.

The agreement provides for the transfer of tooling related to the manufacture of the Nokia CF Bluetooth card, rights to manufacture CF Bluetooth connection cards using specific Nokia technology, rights to distribute existing CF Bluetooth Card products and to develop and distribute new Bluetooth Card products based on Nokia-developed technology.

The agreement further provides for an aggregate purchase price of Euro 3 million ($2,630,000), which will be paid using funds from Socket's working capital. Of that amount, Euro 1 million ($881,000) was paid at time of contract signing. The balance is payable in installments through September 2003. The Company is using forward purchase contracts for Euros in order to fix the price of the acquisition in U.S. dollars. The allocation of the purchase price between acquired tangible assets, intangible assets and goodwill has not yet been determined.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated March 14, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2002

SOCKET COMMUNICATIONS, INC.

By: /s/ David W. Dunlap
      David W. Dunlap
      Vice President, Finance and Administration
      and Chief Financial Officer
      (Principal Financial and Accounting Officer)

SOCKET COMMUNICATIONS, INC.

INDEX TO EXHIBITS

99.1 Press Release dated March 14, 2002.

Exhibit 99.1

For Immediate Release

Editorial Contact:
Jennifer Weland Socket Communications 510/744-2821 jennifer@socketcom.com	Nokia Mobile Phones Communications, +358718008000 nokia.mobile.phones@nokia.com

Sacha Arts, Slider & Associates 408/356-3099 sacha@sliderassociates.com

Nokia Transfers to Socket its Bluetooth CompactFlash Card Business

Nokia Recommends Socket Bluetooth Solutions to Its Customers for Wireless Connections to Email and the Internet Via Bluetooth-Enabled Mobile Phones

CEBIT, Hanover, Germany March 14, 2002-- Nokia (NYSE: NOK) and Socket Communications Inc. (Nasdaq: SCKT; PSX: SOK), the Mobile Connection(TM) Company, today announced they have signed an agreement that is designed to make the mobile computing experience using Bluetooth simple and effective. Under this agreement, Nokia transfers its Bluetooth CompactFlash business to Socket and recommends the Socket Bluetooth card for connecting Windows powered handheld computers and notebooks to Bluetooth-enabled mobile phones for high-speed wireless access to email, the Internet and corporate network resources.

``Nokia is a founding Bluetooth SIG promoter member and strong proponent and developer of this technology, and we have a strong Bluetooth product portfolio,'' said Juha Reima, vice president, Accessories Product Line, Nokia Mobile Phones. ``By working with specialist companies like Socket, we can expand the market and get the technology effectively into more customers' hands, and thus improving global access and support to mobile phone customers. With Socket's expertise in mobile computing, we are confident the user experience will be positive, which is vitally important to Nokia. We continue to develop Bluetooth technology and implement it in our products.''

Kevin Mills, president and CEO of Socket Communications, said ``Bluetooth-enabled GPRS phones provide an effective wireless connection mechanism for computer users who want to access email or the Internet `on the go.' Nokia and Socket have worked together since late 1999 to make their combined Bluetooth solutions trouble-free and easy-to-use.''

Socket's Bluetooth Connection Kit for Windows powered handheld computers was previously awarded Nokia's coveted ``Nokia OK'' logo for its compatibility with Nokia's 6210/6310 Bluetooth mobile phones. This Connection Kit is Mobility Friendly(TM), featuring a low-power, high-performance and easy-to-use solution for making a cable-free connection from a handheld computer to email, the Internet and corporate network resources via Bluetooth mobile phones. It has the industry's only fully-integrated antenna within a standard CompactFlash frame, and a Get Connected(TM) Wizard for easy installation. Socket's Bluetooth Connection Kit for Pocket PCs and other handheld computers has been shipping for six months. A similar solution for Windows powered notebooks will be available Q2 this year.

As part of the Socket agreement with Nokia, Socket has acquired and licensed certain Bluetooth technologies that will allow Socket to continue to enhance the Bluetooth solutions it brings to market in the future.

About Socket

Socket Communications, Inc. (NASDAQ: SCKT; PSX: SOK), the Mobile Connection Company, provides the broadest range of connection products for Windows powered handheld computers, including Bluetooth cards, wireless LAN cards, digital phone cards, 56K modem cards, and Ethernet cards. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. Socket products are Mobility Friendly(TM), leading the market with the smallest footprint and most Battery Friendly® in their class, while being easy to install, use and maintain. Socket products work with handheld devices made by leading handheld manufacturers, including Compaq, Hewlett Packard, Toshiba, Casio, and Palm. Socket also works closely with Microsoft and with mobile phone manufacturers, including Nokia, Ericsson, and Motorola, to ensure smooth interoperability between the companies' product lines. Socket is headquartered in Newark, Calif., and can be reached at 510/744-2700, or on the Internet at www.socketcom.com.

About Nokia

Nokia is the world leader in mobile communications. Backed by its experience, innovation, user-friendliness and secure solutions, the company has become the leading supplier of mobile phones and a leading supplier of mobile, fixed and IP networks. By adding mobility to the Internet Nokia creates new opportunities for companies and further enriches the daily lives of people. Nokia is a broadly held company with listings on six major exchanges.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. Bluetooth is a trademark owned by the Bluetooth SIG, Inc. All other product and company names herein may be trademarks of their respective owners. Copyright 2002, Socket Communications, Inc. All rights reserved.